Exhibit 99.1
Triple-S Management Corporation
San Juan, PR 00936
1441 Ave. F.D. Roosevelt
www.triplesmanagement.com
FOR IMMEDIATE RELEASE

AT THE COMPANY:	INVESTOR RELATIONS
Juan-José Román	FOR THE COMPANY:
Finance Vice President & CFO	Kathy Waller
(787) 749-4949	(312) 543-6708
Triple-S Management Corporation Completes Acquisition of La Cruz Azul de Puerto
Rico, Inc.
Unified Blue Cross Blue Shield Brand Strengthens Competitive Position
in Puerto Rico and the U.S. Virgin Islands
San Juan, PR, July 1, 2009 – Triple-S Management Corporation (NYSE: GTS) today announced that Triple-S Salud, Inc., its managed care subsidiary, has completed the purchase and integration of certain managed care assets of La Cruz Azul de Puerto Rico, Inc. for approximately $10.5 million in cash. In addition, the Blue Cross Blue Shield Association has licensed the Blue Cross brand in Puerto Rico and the Blue Cross Blue Shield brands in the U.S. Virgin Islands to Triple-S Management Corporation and Triple-S Salud, Inc.
Ramón M. Ruiz-Comas, President and Chief Executive Officer of Triple-S Management, stated, “We are pleased to welcome La Cruz Azul’s 131,000 members to the Triple-S family and look forward to providing them with the same high quality of care that has become our hallmark over the last 50 years. As of the closing today, all members have been transferred to Triple-S and they have received their new membership cards. Since the acquired business has already been fully integrated, we continue to anticipate that this transaction will be accretive on a rolling 12-month basis and slightly additive to 2009 earnings per share.”
Ruiz-Comas added, “This acquisition confirms our disciplined strategy of extending our market leadership in Puerto Rico, fortifying our commercial business, enhancing our efficiency by leveraging our strong infrastructure, and creating long-term value for our shareholders and our customers. Consolidating the Blue Cross Blue Shield brands under our company not only creates great value but also provides full access to all of our members.”
About Triple-S Management
Triple-S Management Corporation (or “the Company”) is an independent licensee of the Blue Cross Blue Shield Association. It is the largest managed care company in Puerto Rico,
MORE

Triple-S Management Corporation
Add 1
serving approximately 1.3 million members, or about 30% of the population, and has the exclusive right to use the Blue Cross and Blue Shield names and marks throughout Puerto Rico and the U.S. Virgin Islands. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the commercial, Medicare, and Reform markets under the Blue Cross and Blue Shield brands. The Company is the largest provider of health insurance in Puerto Rico. For more information on Triple-S Management, please visit the Company’s Web site at www.triplesmanagement.com or contact waller_kathleen@yahoo.com.
Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.
All forward-looking statements in this press release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified by the Company in its public filings with the U.S. Securities and Exchange Commission (or “SEC”).
In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:
*	Trends in health care costs and utilization rates

*	Ability to secure sufficient premium rate increases

*	Competitor pricing below market trends of increasing costs

*	Re-estimates of policy and contract liabilities

*	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance

*	Significant acquisitions or divestitures by major competitors

*	Introduction and use of new prescription drugs and technologies

*	A downgrade in the Company’s financial strength ratings

*	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

*	Ability to contract with providers consistent with past practice

*	Ability to successfully implement the Company’s disease management and utilization management programs

*	Volatility in the securities markets and investment losses and defaults

*	General economic downturns, major disasters, and epidemics

Triple-S Management Corporation
Add 2
This list is not exhaustive. Management believes the forward-looking statements in this press release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.
Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.
###